PROSPECTUS	Pricing Supplement No. 3634
Dated September 7, 2000	Dated April 18, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2000	No. 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: April 18, 2001

Settlement Date (Original Issue Date): April 23, 2001

Maturity Date: April 23, 2004

Principal Amount (in Specified Currency): US$ 1,000,000,000

Price to Public (Issue Price): 99.896%

Agent's Discount or Commission: 0.225%

Net Proceeds to Issuer: US$ 996,710,000

Interest Rate Per Annum: 5.375%

Interest Payment Date(s):

X April 23rd and October 23rd of each year commencing October 23, 2001, and on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GWF7

ISIN No.: US36962GWF70

Common Code: 012849311

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
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Pricing Supplement No. 3634
Dated April 18, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
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Pricing Supplement No. 3634
Dated April 18, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Additional Information:

Recent Development.

On May 25, 2000, our Board of Directors adopted resolutions approving the reincorporation and change of domicile of General Electric Capital Corporation from New York to Delaware. This reincorporation is currently expected to occur in the second quarter of 2001.

General.

At March 31, 2001, the Company had outstanding indebtedness totaling $194.289 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2001 excluding subordinated notes payable after one year was equal to $193.591 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,			Three Months Ended March 31, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.55

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.
(Fixed Rate)
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Pricing Supplement No. 3634
Dated April 18, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.896% of the aggregate principal amount less an underwriting discount equal to 0.225% of the principal amount of the Notes.

Institution UBS Warburg LLC	Commitment $480,000,000
Lehman Brothers Inc.	$480,000,000
Goldman, Sachs & Co.	$10,000,000
Morgan Stanley & Co. Incorporated	$10,000,000
Salomon Smith Barney Inc.	$10,000,000
The Williams Capital Group, L.P.	$10,000,000

Total	$1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.